AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") dated as of December 24, 2008, by and between INNODATA ISOGEN, INC., a Delaware corporation (the "Company"), and JACK S. ABUHOFF (the "Executive").

WHEREAS, the parties originally entered into an Employment Agreement dated as of February 1, 2006 (the “2006 Agreement”);

WHEREAS, the parties desire to amend the 2006 Agreement primarily for purposes of complying with the tax law requirements imposed by Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder and to make certain conforming changes;

NOW, THEREFORE, the parties hereby agree as follows:

1.           Employment. The Company hereby employs the Executive as its President and Chief Executive Officer for and during the Term of this Agreement (as set forth in Paragraph 4 below). The Executive hereby accepts such employment with the Company under the terms and conditions set forth in this Agreement.

2.           Duties and Authorities of the Executive. Throughout the Term, the Executive shall have such duties and authorities as shall be consistent with his position as President and Chief Executive Officer of the Company, as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the "Board"), and he shall report solely and directly to the Board.

3.           Full Business Time. Throughout the Term, the Executive agrees to devote substantially all of his professional time and efforts to the performance of his duties hereunder. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of his duties hereunder, or create a conflict of interest, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance in writing by the Board in accordance with any terms and conditions of such approval, (b) engaging in charitable, civic, fraternal or trade group activities, (c) investing his personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company, or (d) serving on the board of directors of another entity, provided that such service is approved in advance in writing by the Board.

4.           Term. The term of this Agreement shall commence on February 1, 2006 and end on February 1, 2009 (the "Term"), unless terminated earlier pursuant to this Agreement. In the event that the Executive's employment with the Company continues beyond the Term of this Agreement without the parties executing a new written agreement, nothing herein shall be construed as an automatic, constructive renewal of this Agreement for any specified term.

5.           Compensation.

(a)         Base Compensation. The Company shall pay the Executive an annualized base salary ("Base Salary") at the rate of Three Hundred Sixty-Nine Thousand Dollars and No Cents ($369,000.00), subject to annual review by the Board to be coterminous with the annual reviews of the Company's other senior executives but no later than March of each calendar year during the Term (with the first such review being no later than March 2006) for discretionary increases to be applicable for the twelve (12) consecutive month period commencing on the respective next April 1 (the first such increase, if any, commencing April 1, 2006) as determined by the Board in its sole and absolute discretion; provided, however, that the Executive shall be entitled to receive annual Base Salary increases at least equal to the annual percentage change in the Consumer Price Index, for all urban consumers for all items (U.S. City Average, Not Seasonally Adjusted), as compiled by the Census Bureau and Bureau of Labor Statistics and published in the Statistical Abstract of the United States for the calendar year preceding the effective date of the adjustment. Base Salary payments shall be paid in accordance with the Company’s regular payroll practices, subject to deduction for applicable U.S. federal, state and local withholding taxes.

(b)         Cash Incentive Compensation. For each calendar year during the Term, the Executive shall be eligible to receive a cash bonus ("Bonus") as long as the Executive's work performance while employed by the Company is satisfactory (as determined by the quantitative objectives as established below) in an amount, if any, to be determined in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”). The Bonus for each such calendar year will be payable in accordance with the general policies and procedures for payment of incentive compensation to senior executive personnel of the Company; provided, however, that in no event shall such payment be made later than the March 15 of the calendar year next following the close of the calendar year for which such Bonus is earned. The amount of Bonus will be conditioned on the attainment of certain quantitative objectives established by the Compensation Committee in its sole and absolute discretion and communicated thereby in writing to the Executive at least ten (10) days prior to the beginning of the applicable calendar year. The Compensation Committee will also determine and advise the Executive in writing prior to the beginning of the applicable calendar year of his "target" Bonus amount for such year, which shall not be less than fifty percent (50%) of the annual rate of the Executive's then Base Salary (the "Bonus Target") in effect for the calendar year for which the Bonus is to be determined. Executive's eligibility for, participation in, and the terms and conditions of any Bonus hereunder shall be set forth in separate official Bonus plan documents, the terms and conditions of which shall exclusively govern the payment of any Bonus described in this Paragraph 5(b). Bonus payments shall be subject to deduction for applicable U.S. federal, state and local withholding taxes.

(c)         Equity-Based Incentive Compensation. The Executive shall be granted stock options under the Company's stock incentive plans from time to time, which stock options shall be "incentive stock options" (within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code")), to the maximum extent permissible under Section 422(d) of the Code. The amounts of such grants shall be determined by the Compensation Committee in its sole and absolute discretion; provided, however, that each such stock option shall provide for an exercise price equal to the fair market value at the time of the grant of the underlying shares subject thereto, and the terms of any stock option shall be at least equivalent to the terms of any options granted to the next highest ranking executive of the Company, at the time of any grant to the Executive. The Executive's eligibility for participation, and the terms and conditions of any stock options hereunder shall be set forth in separate official stock option plan documents, the terms and conditions of which shall exclusively govern the award, vesting, exercise and all other aspects of the stock options described in this Paragraph 5(c). As provided in Paragraphs 7(e)(iii)(E) or 7(f)(ii)(E), as applicable, or upon the occurrence of a "Change of Control" (as defined below), all then outstanding stock options and all other equity-based or equity-related compensation rights or entitlements theretofore granted or awarded to the Executive by the Company, including but not limited to those stock options granted to the Executive under this Paragraph 5(c), shall automatically and immediately become fully vested and exercisable and relieved of any and all otherwise applicable transfer restrictions, lock-up or performance requirements and other restrictions and/or contingencies of any kind. For purposes hereof, a "Change of Control" shall be deemed to have occurred as of the earliest of any of the following to occur during the Term:

(i)             The closing of a transaction by the Company or any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) (a "Person"), together with all "affiliates and "associates" (within the meanings of such terms under Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (the "Exchange Act") of such Person, shall be the beneficial owner of thirty percent (30%) or more of the Company's then outstanding voting stock ("Beneficial Ownership");

(ii)            A change in the constituency of the Board such that, during any period of thirty-six (36) consecutive months, at least a majority of the entire Board shall not consist of Incumbent Directors. For purposes of this Paragraph 5(c)(ii), "Incumbent Directors" shall mean individuals who at the beginning of such thirty-six (36) month period constitute the Board, unless the election or nomination for election by the shareholders of the Company of each such new director was approved by a vote of a majority of the Incumbent Directors;

(iii)           The Company enters into an agreement of merger, consolidation, share exchange or similar transaction with any other corporation other than a transaction which results in the Company's voting stock immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) at least two-thirds (2/3rds) of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such transaction; or

(iv)           The Board approves a plan of liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

6.             Employee Benefits.

(a)           Throughout his employment during the Term, the Company shall provide the Executive and all of his dependents with group medical and dental insurance in amounts of coverage available to senior executives of the Company with employee payment obligations on the same terms as such other senior executives. However, if the Executive does not meet the requirements of the Company’s insurance underwriters, which requirements shall be uniformly applicable to all of the Company's senior executive personnel, the Company shall not provide the Executive with such insurance but, in lieu thereof, the Company shall pay to the Executive the amounts it would otherwise have paid for the insurance premiums on the Executive's behalf had the Executive met such requirements which amounts, if any, shall be paid at the same time as the insurance premiums would have been paid by the Company if the Executive had been covered under such insurance.

(b)           The Executive shall be entitled to four (4) weeks paid vacation for each twelve (12) consecutive-month period occurring during the Term, which vacation shall be taken by the Executive in accordance with the reasonable business requirements of the Company. Two (2) weeks of vacation time per each twelve (12) consecutive-month period may be carried over from one period to the next. The Executive’s vacation shall accrue at the rate of one (1) week per calendar quarter during the Term.

The Executive shall be entitled to payment for any accrued, but unused vacation, upon the termination of his employment with the Company; provided that in no event shall the amount of such payment exceed payment for six (6) weeks of accrued, but unused, vacation. Such amount shall be paid as soon as practicable following the Executive’s termination but in no event later than ninety (90) days following such termination.

(c)           Throughout the Term, the Executive shall be entitled to participate in all welfare benefit and tax-qualified and nonqualified retirement plans maintained by the Company, to the extent that such participation is made available to other senior executives of the Company, and he shall also be entitled to all other perquisites and pension, welfare benefits and retirement benefits which are made available to any senior officer of the Company. In addition, subject to the Executive's ability to satisfy any reasonably applicable medical requirements, throughout the Term, solely at its own expense, the Company shall pay for a Five Million Dollar ($5,000,000.00) term life insurance policy on the Executive's life (the Executive shall determine the beneficiary/beneficiaries under such coverage and the Executive's insurance trust shall be the owner of such policy at all times) and long-term disability coverage for the Executive providing at least 66-2/3% of salary until age 65 that is non-cancelable and guaranteed renewable. The Executive’s eligibility for, participation in, and the terms and conditions of such plans shall be set forth in separate official plan documents, the terms and conditions of which shall exclusively govern.

(d)           Throughout the Term, the Executive shall be entitled to prompt reimbursement for his expenses incurred in the performance of his employment for the Company under this Agreement; provided, however, that (i) the amount of such expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) in no event shall any eligible expense reimbursement be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.

(e)           During the Term, the Executive shall be entitled to reimbursement for an annual executive health assessment of one (1) to three (3) days by a provider of his choice; provided, however, that

(i)            in no event shall reimbursement under this Paragraph 6(e) exceed Five Thousand Dollars and No Cents ($5,000.00) per annum, without prior written approval from the Compensation Committee,

(ii)           the amount of expenses eligible for reimbursement under this Paragraph 6(e) during a calendar year shall not affect the amount of expenses eligible for reimbursement under this Paragraph 6(e) in any other calendar year, and

(iii)          in no event shall any eligible expense reimbursement under this Paragraph 6(e) be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.

7.             Termination. Notwithstanding any other provision in this Agreement, during the Term:

(a)           Death. If the Executive dies, this Agreement shall automatically terminate as of the date of the Executive's death.

(b)           Disability. If the Executive is unable to perform his duties hereunder as a result of any physical or mental disability (i) which continues for one hundred and eighty (180) consecutive days or (ii) for two hundred and forty-five (245) days in any three hundred and sixty-five (365) consecutive-day period, then the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days' written notice to the Executive, provided that the Executive's Base Salary and Bonus shall continue to accrue ratably and be payable for ninety (90) days after the date of the Executive's termination. Any Bonus paid to the Executive under this Paragraph 7(b) shall be prorated based upon Executive's active duty with the Company and conditioned on the attainment of the quantitative objectives established by the Compensation Committee in accordance with Paragraph 5(b) and shall be payable within one hundred and twenty (120) days of the date of the Executive’s termination; provided, however, that in no event shall such amount be paid to the Executive later than March 15 of the calendar year next following the close of the calendar year for which such Bonus is earned.

(c)           Termination by the Company for Cause. The Company may by action of the Board (of which action the Executive shall have not less than fifteen (15) days' prior written notice and at which Board meeting the Executive shall be entitled to be heard), terminate the Executive's employment with the Company for Cause. Termination for Cause shall mean termination by the Company upon written notification to the Executive on account of one or more of the following reasons:

(i)            The Executive's conviction by a court of competent jurisdiction in the United States of a felony or a crime (including a nolo contendere plea) including, in the good faith determination of the Company fraud, dishonesty or moral turpitude;

(ii)           The Executive's willful refusal to perform his lawful duties under this Agreement or his willful misconduct with respect to such duties, after prior written notice to the Executive of the particular details thereof and a period of thirty (30) days has elapsed for the Executive to reasonably correct such refusal or misconduct, and the Executive's failure to reasonably cure such refusal or misconduct by the end of such period, provided that no such cure period shall apply if the Board reasonably determines in good faith that such refusal or misconduct is not susceptible to reasonable cure, and provided further that if any such refusal or misconduct is determined by the Board in good faith to not be susceptible to reasonable cure within such thirty (30) day period, such period shall be extended for not more than one hundred and eighty (180) additional days provided that during such period the Executive diligently prosecutes such reasonable cure; or

(iii)          The Executive’s breach of the covenants set forth in Paragraphs 8, 9 and 10 of this Agreement.

(d)           (i)            In addition to any other payments and continued benefits pursuant to Paragraph 7(e) or 7(f), upon the Executive's resignation from employment with the Company, or upon termination of his employment with the Company by reason of his death or his disability pursuant to Paragraph 7(a) or 7(b) above, the Executive or his estate shall be entitled to receive his Base Salary, a pro rata portion of any Bonus for which he is eligible under Paragraph 5(b) based upon the Executive's performance of his objectives through the date of his resignation or termination and the reimbursement of all of his incurred but unreimbursed reasonable business expenses as provided under Paragraph 6(d), in each case to the date of the Executive's resignation or termination. Any such Bonus shall be payable within thirty (30) days of the date of the Executive’s resignation or termination by reason of his death, and within one hundred and twenty (120) days of the date of the Executive’s termination by reason of his disability; provided, that such amount shall be paid to the Executive not later than March 15 of the calendar year next following the close of the calendar year for which such Bonus is earned.

(ii)           Upon the Executive's termination for Cause pursuant to Paragraph 7(c) above, the Executive shall be entitled to receive his Base Salary and reimbursement of all incurred and unreimbursed expenses as provided under Paragraph 6(d), in each case to the date of the Executive's termination. In the event that Executive is terminated for Cause pursuant to Paragraph 7(c) above, Executive shall not be entitled to receive any Bonus under Paragraph 5(b) (on a pro rata or other basis).

(e)           (i)             The Executive will receive the payments and continued benefits described in this Paragraph 7(e) if:

(A)          The Company terminates the Executive's employment under this Agreement at any time other than for death, for disability pursuant to Paragraph 7(b) or for Cause pursuant to Paragraph 7(c), either the Company or the Executive terminates Executive’s employment following the end of the Term without the Company having tendered to the Executive a new employment agreement at least comparable in the aggregate in its terms to this Agreement to be effective within a reasonable period of time following the end of the Term, or the Executive terminates his employment for Good Reason in accordance with clause (ii) of this Paragraph 7(e); and

(B)          The Executive executes a separation agreement and general release substantially similar to the separation agreement and release attached hereto as Exhibit "A" upon his separation from employment with the Company.

(ii)           For all purposes of this Agreement, including but not limited to the Executive's entitlement to the payments and continued benefits pursuant to this Paragraph 7(e), the Executive shall be deemed to have been terminated by the Company without cause if (A) the Company breaches any of its material obligations under this Agreement, (B) the Company purports to terminate this Agreement prior to the end of the Term other than for Cause pursuant to Paragraph 7(c), (C) without the Executive's prior written consent, the Company relocates the Executive's regular office location by more than fifty (50) miles from its location as of the date hereof, or (D) the Company assigns duties to the Executive which represent a material diminution of his authorities, duties or responsibilities or requires him to report to any person or entity other than the Board, but in each case only if within ninety (90) days after the occurrence of such action or event, the Executive gives notice to the Company of his intention to terminate his employment hereunder, the Company does not revoke or reasonably cure any such action or event within thirty (30) days after the date of such notice, and the Executive resigns his employment within thirty (30) days thereafter.

(iii)          The Company shall:

(A)          Pay the Executive an amount equal to:

(I)           his then Base Salary for the longer of (a) twenty-four (24) months, or (b) the number of months then remaining in the then Term, (the “Severance Pay Period”) and

(II)          two hundred percent (200%) of the amount of the Executive's then Bonus Target;

(B)          Continue to maintain the Executive's (and as applicable, his dependents') medical benefits and dental benefits as if the Executive had continued in active employment with the Company until the earlier of the end of the maximum applicable COBRA coverage period or the end of the Severance Pay Period, and if the maximum COBRA coverage period is shorter than the Severance Pay Period, pay the Executive monthly an amount equal to the monthly cost charged by the Company for COBRA coverage during the period beginning upon the expiration of the maximum COBRA coverage period and the end of the Severance Pay Period;

(C)          Continue to maintain the Executive’s term life insurance coverage and long-term disability insurance until the end of the Severance Pay Period;

(D)          Continue to maintain the Executive’s non-qualified retirement plan benefit accruals (in accordance with the terms of the Company’s non-qualified retirement plan applicable to the Executive, if any, immediately prior to his last day of employment with the Company) until the end of the Severance Pay Period; and

(E)           Cause all of the Company stock options and all other equity-based or equity-related compensation rights or entitlements theretofore granted or awarded to the Executive, including but not limited to those stock options referred to in Paragraph 5(c), to become fully vested and exercisable, regardless of the otherwise applicable vesting/exercise schedule(s) in connection therewith, and relieved of any and all otherwise applicable transfer restrictions, lock-up or performance requirements and other restrictions and/or contingencies of any kind.

(iv)          If at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A, then any payments pursuant to clause Paragraph 7(e)(iii) shall be delayed until the date that is six (6) months and one day following his termination of employment (or, if earlier, the earliest other date as is permitted under Section 409A). The amount payable on such date shall include all amounts that would have been payable to the Executive prior to that date but for the application of this clause (iv) and the remaining payments shall be made in substantially equal installments until the end of the Severance Pay Period. Notwithstanding the foregoing, the six (6) month delay shall not apply to any such payments made (A) during the short term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), or (B) after said short term deferral period, payable solely on account of an involuntary separation from service (as defined in Section 409A) and in an amount less than the Section 409A Severance Exemption Amount.

For purposes of this clause (iv), each installment payment pursuant to Paragraph 7(e)(iii) shall be treated as a separate payment for purposes of Section 409A and the “Section 409A Severance Exemption Amount” shall be equal to the lesser of two (2) times (I) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year preceding the taxable year in which the Executive’s employment with the Company terminates, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(i), or (II) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates employment with the Company.

(f)            (i)            The Executive will receive the payments and continued benefits described in this Paragraph 7(f) if:

(A)          the Executive terminates his employment with the Company upon thirty (30) days notice at any time after the six (6) month anniversary of a Change of Control; and

(B)          the Executive executes a separation agreement and general release substantially similar to the separation agreement and general release attached hereto as Exhibit “A” upon his separation from employment with the Company.

(ii)           The Company shall:

(A)          Pay the Executive an amount equal to:

(I)           his then Base Salary for the longer of (a) thirty-six (36) months, or (b) the number of months then remaining in the then Term, (the “Change of Control Severance Pay Period”) and

(II)          three hundred percent (300%) of the amount of the Executive's then Bonus Target;

(B)           Continue to maintain the Executive's (and as applicable, his dependents') medical benefits and dental benefits as if the Executive had continued in active employment with the Company until the earlier of the end of the maximum applicable COBRA coverage period or the Change of Control Severance Pay Period, and if the maximum COBRA coverage period is shorter than the Change of Control Severance Pay Period, pay the Executive monthly an amount equal to the monthly cost charged by the Company for COBRA coverage during the period beginning upon the expiration of the maximum COBRA coverage period and the end of the Change of Control Severance Pay Period;

(C)          Continue to maintain the Executive’s term life insurance coverage and long-term disability insurance until the end of the Change of Control Severance Pay Period;

(D)          Continue to maintain the Executive’s non-qualified retirement plan benefit accruals (in accordance with the terms of the Company’s non-qualified retirement plan applicable to the Executive, if any, immediately prior to his last day of employment with the Company) until the end of the Change of Control Severance Pay Period; and

(E)           Cause all of the Company stock options and all other equity-based or equity-related compensation rights or entitlements theretofore granted or awarded to the Executive, including but not limited to those stock options referred to in Paragraph 5(c), to become fully vested and exercisable, regardless of the otherwise applicable vesting/exercise schedule(s) in connection therewith, and relieved of any and all otherwise applicable transfer restrictions, lock-up or performance requirements and other restrictions and/or contingencies of any kind.

(iii)          The severance benefit payable to the Executive pursuant to Paragraph 7(f)(ii)(A) shall be paid on a monthly basis in substantially equal installments during the Change of Control Severance Pay Period commencing no later than thirty (30) days following the date of the termination of the Executive's employment with the Company; provided, however if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A, then the Company will defer the commencement of payment of such benefit until the date that is six (6) months and one day following his termination of employment with the Company (or, if earlier, the earliest other date as is permitted under Section 409A). The amount payable on such date shall include all amounts that would have been payable to the Executive prior to that date but for the application of this clause (iii) and the remaining payments shall be made in substantially equal installments until the end the Change of Control Severance Pay Period.

(g)           In addition, the Company shall pay to the Executive, after written notice thereof to the Board, as soon as reasonably practicable after the Executive's becoming liable for the payment of any tax, penalty and/or interest incurred by him under Section 409A of the Code in connection with the payment of his severance benefit under Paragraph 7(e) or 7(f), the amount necessary for the Executive to pay all such amounts incurred by him under said Section 409A (the "409A Liability Payment"), plus all additional federal, state and local income and payroll taxes incurred by the Executive on account of such 409A Liability Payment to him by the Company (the "Gross-Up Payment"); provided that such Gross-Up Payment will be made no later than the end of the calendar year following the calendar year in which the 409A Liability Payment is paid. The determination of the existence and the amount of the 409A Liability Payment and Gross-Up Payment shall be based upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive, whose fees and expenses shall be paid by the Company. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of any 409A Liability Payment, and the Executive agrees to take all actions reasonably requested by the Company relating to any Internal Revenue Service claim with respect to any such 409A Liability Payment to allow the Company to timely contest such claim, at the Company's sole discretion and expense.

(h)           To the extent that any payment under this Section 7 is subject to Section 409A, the Executive shall be considered to have terminated from employment with the Company for payment purposes only if he has had a “separation from service” from the Company within the meaning of Section 409A and the regulations thereunder.

8.            Confidentiality Agreement and Ownership of Information.

(a)           Executive agrees that during the course of employment with the Company, Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company. This information relates to the Company, its customers and its employees. Such Confidential Information and Trade Secrets include, but are not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as the identity of the Company's customers, distributors and suppliers and their names and addresses, the names of representatives of the Company's customers, distributors or suppliers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company's employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b)           During the Term and for as long as such information shall remain Confidential Information or Trade Secrets of the Company (except, during the course of his employment with the Company, if in furtherance of the Company's business):

                 (i)           The Executive will not disclose to any person or entity, without the Company's prior consent, any Confidential Information or Trade Secrets of the Company, whether prepared by him or others.

(ii)           The Executive will not remove Confidential Information or Trade Secrets of the Company from the premises of the Company without the prior written consent of the Company.

(c)           (i)            Upon his resignation or the termination of his employment with the Company for whatever reason, with or without cause, or at any other time the Company so requests, the Executive will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of (A) Confidential Information or Trade Secrets of the Company that is in his possession, custody or control, whether prepared by him or others, and (B) all records, designs, patents, plans, manuals, memoranda, lists and other property of the Company delivered to the Executive by or on behalf of the Company or by its customers, and all records compiled by the Executive which pertain to the business of the Company, whether or not confidential. All such material shall be and remain the property of the Company and shall be subject at all times to its discretion and control.

                (ii)           Information shall not be deemed Confidential Information or Trade Secrets if:

(A)           such information was available to the public prior to disclosure thereof by the Executive,

(B)           such information shall, other than by an act or omission on the Executive's part, be or become available to the public or lawfully made available by a third party to the public without restrictions as to disclosure;

(C)           such information is approved for disclosure to the public by prior written consent from the Board, and the terms of any said written consent shall govern its disclosure; or

(D)           such information was already in the lawful possession of the Executive prior to his receipt of such information from the Company.

(iii)          Notwithstanding the foregoing, Confidential or Trade Secret information of the Company may be disclosed where required by law or order of a court of competent jurisdiction, provided that, to the extent reasonably practicable, the Executive first gives to the Board reasonable prior notice of such disclosure and affords the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available.

9.             Non-Competition Provision.

(a)           Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Executive's position and responsibilities with the Company and Executive's access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company will cause it great and irreparable harm.

(b)           Accordingly, Executive covenants and agrees that so long as Executive is employed by the Company and for a period of twelve (12) months after such employment is terminated, whether voluntarily or involuntarily, Executive will not, without the express written consent of the Board, directly or indirectly, own, manage, operate or control, or be employed in any capacity similar to the position(s) held by Executive with the Company, by any company or other for-profit entity engaged in the business of content management and publishing systems, editorial, abstracting, imaging, digitization, data conversion and XML services or any other business competitive with the Company's business at the time of Executive separation from employment. In recognition that the Company's business includes the sale of its products and services throughout the world, this restriction shall apply on a worldwide basis. The foregoing shall not prohibit Executive from owning not in excess of five percent (5%) of the outstanding stock of any company, which is a reporting company under the Securities Exchange Act of 1934.

10.           Non Interference Provisions.

(a)           While employed by the Company and for a period of twelve (12) months following the Executive's termination or resignation from employment with the Company for any reason, the Executive will not, without the prior written consent of the Board, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers or clients of the Company who or which were customers or clients of the Company at the time of the termination of the Executive's employment from the Company and with whom the Executive had contact during his employment with the Company and/or about whom the Executive possesses Confidential or Trade Secret information, for purposes of the Executive's offering to such customers or clients of the Company products or services which are directly competitive to the products and services offered by the Company as of the date of the Executive's termination or resignation from employment with the Company for any reason.

(b)           While employed by the Company and for a period of twelve (12) months following the Executive's termination or resignation from employment with the Company for any reason, the Executive will not, without the prior written consent of the Board, whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons, hire as an employee or retain the services of any employee or other person with whom the Executive had contact during his employment with the Company about whom the Executive possesses Confidential Information and/or Trade Secrets as a result of the Executive's employment with the Company; provided, however, that the foregoing prohibition shall specifically not apply to the Executive's executive assistant(s).

(c)           The foregoing shall not prohibit the Executive from owning not in excess of five percent (5%) of the outstanding stock of any company which is a reporting company under the Securities Act of 1934.

11.           Enforcement.

(a)           Since monetary damages may be inadequate and the Company may be irreparably harmed if the provisions of Paragraphs 8, 9, 10, and 12 are not specifically enforced, the Company shall be entitled, among other remedies, to seek an injunction from a court of competent jurisdiction (without the necessity of posting a bond or other security) restraining any violation of either Paragraphs 8, 9, 10 or 12 by the Executive and any person or entity to whom Executive provides or proposes to provide any services or information in violation of such Paragraphs.

(b)           If any provision contained in Paragraphs 8, 9, 10 or 12 is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. The courts enforcing Paragraphs 8, 9, 10 or 12 shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

12.           Inventions.

(a)           The Executive shall disclose promptly to the Company any and all inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive solely or jointly with another during his employment for the Company and which are related to the business or activities of the Company or which the Executive conceives during and as a direct result of his employment by the Company, and the Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever reasonably requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

(b)           Executive further covenants and agrees that the Company shall be entitled to shop rights with respect to any invention and development conceived or made by Executive during the period of his employment by the Company that is not related in any manner to the business of the Company but which was conceived or made on the Company's time or with the use of the Company's facilities or materials.

(c)           Executive further covenants and agrees that it shall be conclusively presumed as against Executive that the following shall belong to the Company: (i) any invention and development described in a patent service mark, trademark or copyright application or disclosed in any manner to a third person; and (ii) any computer program, modification of any computer program, or systems technique for processing data conceived or made by Executive during the period of his employment by the Company which is disclosed, used or described by Executive or any person with whom Executive has any business, financial or confidential relationship within one (1) year after leaving the employ of the Company.

13.           Use of General Abilities. Nothing contained in this Agreement shall restrict the Executive after the termination or resignation from his employment under this Agreement from using his general business, organizational and financial abilities, and the exertion of his efforts, in the prosecution and development of any business, so long as the specific non-compete and other provisions of this Agreement are not thereby violated.

14.           Excise Tax Gross-Up Payment. If any payment to the Executive by the Company, whether or not under this Agreement ("Payment"), becomes subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall, as soon as reasonably practicable thereafter after written notice thereof to the Board, make an additional cash payment to the Executive (the "Gross-Up Payment"); provided that such payment will be made no later than the end of the calendar year following the calendar year in which such Excise Tax is paid. The Gross-up Payment shall equal the amount, if any, needed to ensure that the net Payments (including the Gross-up Payment) actually received by Executive after the imposition of federal and state income and excise taxes (including any interest or penalties imposed by the Internal Revenue Service), is equal to the amount that Executive would have netted after the imposition of federal and state income taxes had the Payments not been subject to the taxes imposed by Section 4999. The determination of whether any Payment is subject to the Excise Tax shall be based upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive, whose fees and expenses shall be paid by the Company. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of income taxation applicable to any individual residing in the jurisdiction in which the Executive resides in the calendar year in which the Gross-Up Payment is to be made. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to any Payment, and the Executive agrees to take all actions reasonably requested by the Company relating to any Internal Revenue Service claim with respect to any such Excise Tax liability to allow the Company to timely contest such claim, at the Company's sole discretion and expense.

15.          General Provisions.

(a)           Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered, or (ii) one day after properly sent by Federal Express or other reasonable overnight courier service, addressed to the respective parties at the following addresses:

To the Company:

Amy Agress, Esq.
General Counsel
Innodata Isogen, Inc.
Three University Plaza
Hackensack, NJ 07601

To the Executive:

Jack S. Abuhoff
Innodata Isogen, Inc.
Three University Plaza
Hackensack, NJ 07601

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above. A copy of each notice to the Executive shall be forwarded to Dana Scott Fried, Esq., Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154. A copy of each notice to the Company shall be forwarded to John A. Snyder II, Esq., Jackson Lewis LLP, 59 Maiden Lane, New York, NY 10038. All such copies shall be given in the manner provided for notices in this Paragraph 15(a).

(b)          Severability. If any provision contained in this Agreement shall be determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

(c)          Waiver, Modification and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party. This Agreement contains the entire agreement of the parties concerning employment and supersedes any and all other inconsistent agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company, except for any official employee benefit plan documents between the parties, the terms and conditions of which shall be controlling. This Agreement may not be modified, altered or amended except by written agreement of both of the parties hereto. The parties further agree that no amendment which would result in a failure of any provision of this Agreement to comply with Section 409A shall become effective.

(d)          Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and permitted assigns, and upon the Executive, his heirs and his executors and administrators. The Company shall not be entitled to assign the Executive's duties hereunder without the other's prior written consent, which consent shall not be unreasonably withheld. The Executive's duties under this Agreement shall not be assigned by the Executive.

(e)           Jurisdiction, Etc. All disputes hereunder shall be exclusively determined and resolved by binding arbitration conducted pursuant to the rules of the American Arbitration Association in New York City. Service of process shall be effective when forwarded in the manner provided for notices in Paragraph 15(a). Trial by jury is hereby waived by both of the parties to this Agreement. The prevailing party in any dispute shall be entitled to recover reasonable attorneys' fees and costs from the other.

(f)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of law provisions.

(g)          Counsel Fees. The Company shall pay, or reimburse to the Executive, the fees and expenses of personal counsel for their professional services rendered to the Executive in preparing this Agreement and any other agreement or benefit plan entered into or adopted in connection therewith. However, in no event shall reimbursement under this paragraph exceed Fifteen Thousand Dollars and No Cents ($15,000.00), without the prior approval of the Compensation Committee. However, the Company will not agree to pay, or reimburse to the Executive, the fees and expenses of his personal counsel for professional services rendered in connection with enforcement of this Agreement (or any other agreement or benefit plan entered into or adopted in connection therewith), except as otherwise provided by Paragraph 15(e).

(h)          Indemnification. The Company shall indemnify the Executive to the full extent permitted by applicable Delaware law for all liabilities incurred by the Executive in connection with his execution of his duties under this Agreement. Further, the Company shall obtain and maintain in full force and effect directors’ and officers' liability insurance from established and reasonable insurers in reasonable amounts as the Board shall determine and, in all such policies, the Executive shall be named as an insured party.

(i)           Survival. The obligations of the parties hereto under Paragraphs 7, 8, 9, 10, 11, 12, 14 and 15 of this Agreement shall survive the termination of this Agreement.

(j)           Compliance with Section 409A. The parties to this Agreement intend that this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the regulations thereunder so as not to subject the Executive to the payment of any interest and/or tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

INNODATA ISOGEN, INC.

/s/ Amy Agress

Name: Amy Agress
Title: Vice President and General Counsel

JACK S. ABUHOFF
/s/ Jack S. Abuhoff

AGREEMENT AND GENERAL RELEASE

INNODATA ISOGEN, INC. ("Employer") [Address] and Jack Abuhoff [Address], his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement and General Release as "Executive"), agree that:

1. Last Day of Employment. Executive's last day of employment with Employer is/was ___________________ (the "Termination Date"). Without regard to whether Executive executes this Agreement and General Release, in accordance with the terms of the Employment Agreement between Executive and Employer dated as of ________________ (the "Employment Agreement"), Executive shall be paid, or shall have been paid, by no later than the next regularly-scheduled pay period following the Termination Date, all Base Salary (as defined in the Employment Agreement) accrued through the Termination Date, accrued but unused vacation days through the Termination Date and business expenses incurred through the Termination Date. In accordance with the terms of the Employment Agreement, Executive shall be paid, or shall have been paid all Bonus (as defined in the Employment Agreement) accrued through the Termination Date, in accordance with the general policies and procedures for payment of incentive compensation to senior executive personnel of Employer, without regard to whether Executive executes this Agreement and General Release. [May be modified to reflect any additional benefits or monies owed to Executive as of the Termination Date.]

2. Consideration. In accordance with the terms of the Employment Agreement and as consideration for this Agreement and General Release and Executive's compliance with Paragraphs 8, 9, 10 and 12 of the Employment Agreement, Employer agrees:

a. to provide Executive with the monies and benefits set forth in Section 7(e)(iii) or Section 7(f)(ii), as applicable, of the Employment Agreement within the time period required by Paragraph 7(e)(iv) or 7(f)(iii), as applicable, after receiving the letter from Executive in the form attached hereto as Exhibit "A" as follows; and

b. [other consideration, if any].

3. No Consideration Absent Execution of this Agreement.  Executive understands and agrees that he would not receive the monies and/or benefits specified in Section 2 above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein and in Paragraphs 8, 9, 10 and 12 of the Employment Agreement. Employer reserves the right to commence litigation to enforce Executive's compliance with Paragraphs 8, 9, 10 and 12 of the Employment Agreement, in addition to Executive's compliance with the promises set forth in this Agreement and General Release.

4. General Release of Claims. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, its parent  corporation,  affiliates,  subsidiaries,  divisions,  predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof, individually and in their corporate capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement and General Release as "Releasees"), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against Releasees as of the date of execution of this Agreement and General Release arising out of his employment or the termination of his employment with Employer, including, but not limited to, any alleged violation of:

o	Title VII of the Civil Rights Act of 1964, as amended;

o	The Civil Rights Act of 1991;

o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

o	The Employee Retirement Income Security Act of 1974, as amended;

o	The Immigration Reform and Control Act, as amended;

o	The Americans with Disabilities Act of 1990, as amended;

o	The Age Discrimination in Employment Act of 1967, as amended;

o	The Workers Adjustment and Retraining Notification Act, as amended;

o	The Occupational Safety and Health Act, as amended;

o	The Sarbanes-Oxley Act of 2002;

o	the New York State Constitution and amendments thereto;

o	the New York State Human Rights Law;

o	the New York Executive Law, Art. 15 ss. 290 et seq.;

o	the New York Minimum Wage Law;

o	the New York Labor Law, Art. 19, ss. 657 et seq.;

o	the New York Wage and Hour Laws and the New York Wage Payment Laws;

o	the New York Labor Laws, Art. 6, ss.ss. 190-199 et seq.;

o	the New York City Human Rights Law;

o	the New York City Admin. Code ss. 8-101 et seq.;

o	the New York City Civil Rights Act;

o	the New York Non-Discrimination for Legal Activities Law;

o	the New York Labor Law ss. 201-d;

o	the New York Whistleblower Law, Labor Law ss. 740, et seq.;

o	the New York Occupational Safety and Health Laws;

o	the New York Workers' Compensation Laws;

o	New Jersey Law Against Discrimination - N.J. Rev. Stat. ss.10:5-1 et seq.;

o	New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers' Compensation Claim - N.J. Rev. Stat. ss.34:15-39.1 et seq.;

o	New Jersey Family Leave Act - N.J. Rev. Stat. ss.34:11B-1 et seq.;

o	New Jersey Smokers' Rights Law - N.J. Rev. Stat. ss.34:6B-1 et seq.;

o	New Jersey Equal Pay Act - N.J. Rev. Stat. ss.34:11-56.1 et seq.;

o	New Jersey Genetic Privacy Act - N.J. Rev. Stat. Title 10, Ch. 5, ss.10:5-43 et seq.;

o	New Jersey Conscientious Employee Protection Act (Whistleblower Protection) - N.J. Stat. Ann. ss.34:19-3 et seq.;

o	The New Jersey Wage Payment and Work Hour Laws;

o	The New Jersey Public Employees' Occupational Safety and Health Act- N.J. Stat. Ann. ss.34:6A-25 et seq.;

o	New Jersey Fair Credit Reporting Act;

o	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

o	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o	Any public policy, contract, tort, or common law; or

o	Any claim for costs, fees, or other expenses including attorneys' fees.

Nothing herein shall prevent Employee from seeking to enforce the terms of the Employment Agreement or this Agreement and General Release or from seeking to obtain benefits to which he is lawfully entitled under the terms of any Employer benefit plan of which he is a participant. This Agreement and General Release shall not constitute a waiver of rights to the extent such waiver is prohibited by law.

[If base salary, bonus, vacation pay, expense reimbursement and workplace injury/leave issues are not in dispute, Innodata Isogen will seek affirmations from Executive relating to these issues.]

5. Non-Disparagement.

(a) Executive agrees not to defame, disparage or demean Employer, its officers and directors, in any manner whatsoever, provided that nothing contained herein shall prevent Executive from providing truthful information about the Company in connection with any legal proceeding or to the extent compelled to do so by law.

(b) Employer's officers and directors agree not to defame, disparage or demean Executive in any manner whatsoever, provided that nothing contained herein shall prevent Employer from providing truthful  information about Executive in connection with any legal proceeding or to the extent compelled to do so by law.

6. Confidentiality. Executive agrees not to disclose any information concerning the consideration being paid to him under Section 2 hereof, except to his immediate family members, tax advisor, financial advisor and attorneys.

7. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Executive was employed at the time of his last day of employment without regard to its conflict of laws provision. In the event the Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

8. Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

9. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

 10. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to ____________ [Identify Company representative] and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to _________________ [Identify Company representative] or his designee, or mailed to ____________________ [Identify Company representative] and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired and a letter in the form attached as Exhibit "A," dated and signed no sooner than eight (8) days after Executive dates and signs this Agreement and General Release, is received by [Identify Company representative.]. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto with regard to the subject matter hereof. Notwithstanding this Section, Paragraphs 8, 9, 10, 11, 12, 14 and 15 of the Employment Agreement, as well as Paragraph 7 to the extent that payments to Executive have not been made in accordance with Section 2 of this Agreement and General Release, shall remain in full force and effect pursuant to Paragraph 15(i) of the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in the Employment Agreement and this Agreement and General Release.

12. Facsimile/Photocopy. A signed facsimile or photocopy of this Agreement and General Release shall have the same force and effect as an original.

EXECUTIVE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH "2" ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

 IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

EXECUTIVE	INNODATA ISOGEN, INC.

JACK ABUHOFF	By:
[Name and Title of Person Signing]

Date:	Date:

Jack Abuhoff
[address]

Re: Agreement and General Release

Dear Mr. Abuhoff:

This letter confirms that on ________________ [date], I personally delivered to you the enclosed Agreement and General Release. You have until _______________ [21 days after receipt by employee. Add extra days if the 21st day ends on a non-business day] to consider this Agreement and General Release, in which you waive  important  rights,  including  those under the Age Discrimination in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Very truly yours,

INNODATA ISOGEN, INC.

EXHIBIT A

[Name]
Innodata Isogen, Inc.
[Address]

Re: Agreement and General Release

Dear _________________:

On ______________ [date] I executed an Agreement and General Release between Innodata Isogen, Inc. and me. I was advised by Innodata Isogen, Inc., in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

More than seven (7) calendar days have elapsed since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release.

Very truly yours,

Jack Abuhoff